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                                                                   Exhibit 10.11

                               [USX LETTERHEAD]



Mr. Dan D. Sandman
2173 Hycroft Dr.
Pittsburgh, PA 15241

September 14, 2001


Dear Dan,

In consideration for your agreeing to serve as Vice Chairman and Chief Legal & Administrative Officer of United States Steel Corporation, United States
Steel LLC and its successors (the "Corporation") agree to provide you with the additional pension benefits outlined in paragraphs A. and B. of this agreement ("Agreement") upon your retirement if you are employed by the Corporation for a period of at least five years following the date that USX Corporation separated into Marathon Oil Corporation and United States Steel Corporation ("Effective Date"). In the event of your death prior to retirement, the enhanced pension benefits provided by this Agreement will be payable even if the five-year service requirement has not been satisfied and will be calculated as if the date of your retirement was the day immediately prior to the date of your death.

A. Enhanced Pension Benefits
   -------------------------
   The Corporation will provide a pension supplement to you upon your retirement from the Corporation (or to your surviving spouse and/or survivor upon your death prior to retirement) equal to the excess of (1) minus (2) below:

   (1) the sum of the pension, surviving spouse's benefits, and/or survivor benefits which would be provided on your behalf under the United States Steel Corporation for Non-Union Employee Pension Benefits (Revision of
       1998) (or its successor) (hereinafter the "Plan") or the USX Corporation Non Tax-Qualified Pension Plan (or its successor) (hereinafter the "Non-Qualified Plan"), if such benefits were calculated using -

       (a) your actual age at retirement (or death) plus three years, for purposes of applying the Plan's early retirement factors,
       (b) your actual continuous service under the Plan for benefit accrual purposes at retirement (or death) plus three years, for purposes of determining your regular pension under the Final Earnings provisions of the Plan and for purposes of applying the Plan's early retirement factors,
       (c) the interest rate and mortality table specified by the Plan for calculating lump sum distributions as of the date of your retirement (or death), except that the lump sum shall be at least equal to the amount that would be provided if the lump sum was calculated using the applicable interest rate and mortality table for retirements on the later of December 31, 2001 or the Effective Date.
       (d) the actuarial factors and assumptions that are in effect under the Plan as of the later of December 31, 2001 or the Effective Date, using your actual age (and your spouse's and/or survivor's age) at retirement (or death).


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          (e)  the Rule-of-70/80 retirement provisions under the Plan even though the period of absence requirements have not been satisfied, and

          (f) your actual age, except as specifically provided above, for purposes of determining the amount of your benefits under the Plan.

     (2) the sum of the pension, surviving spouse's benefits, and/or survivor benefits which are actually payable on your behalf under the Plan or the Non-Qualified Plan as of your retirement (or death).

     For purposes of determining the amounts in (1) and (2) above, benefits will be based upon the amount of immediate pension payable in the form of a lump sum distribution under the terms of the applicable plan. To the extent a pension benefit is payable under this Agreement, it will be paid in the form of a lump sum distribution by United States Steel Corporation (or its successor).

     You may elect, prior to retirement and in writing to the administrator of the Corporation's employee benefit plans, to receive such lump sum distribution either:

          (i) in full on February 1 of the year following the year in which you retire, or
          (ii) in up to five annual installments with the first annual installment payable within 90 days following your date of retirement and the succeeding installments payable on the applicable anniversaries of the first payment date.

     Interest would accrue and be payable on the balance due at the rate used under the Plan to determine the actuarially equivalent lump sum value of participants' benefits under the Plan.

B.   Consent Requirements
     --------------------

     For purposes of the USX Corporation Executive Management Supplemental Pension Program and the USX Corporation Non Tax-Qualified Pension Program, you will be treated as having Company consent to retire even if you have not attained age 60 as of the date of your retirement.


Sincerely,
/s/ T. J. Usher
T. J. Usher


                         Agreed to: /s/ Dan D. Sandman       September 14, 2001
                                    ----------------------
                                       Dan D. Sandman


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